Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Independence Corp.:

We consent to the incorporation by reference in the Registration Statements (Nos 333-160935, 333-78177, 333-80197, 333-84625, 333-33140 and 333-32962) on Forms S-8 of American Independence Corp. of our report dated March 25, 2010, with respect to the consolidated balance sheets of American Independence Corp. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and all related financial statement schedules, which report appears in the December 31, 2009 Annual Report on Form 10-K of American Independence Corp.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP

New York, New York
March 25, 2010